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                                                                    EXHIBIT 11.1

                      SPATIALIZER AUDIO LABORATORIES, INC.

                      COMPUTATION OF LOSS PER COMMON SHARE

                                             THREE MONTHS    THREE MONTHS     NINE MONTHS      NINE MONTHS
                                                 ENDED           ENDED           ENDED            ENDED
                                             SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,    SEPTEMBER 30,
                                                 1997            1996            1997             1996
                                             -------------   -------------   -------------    -------------
Primary Earnings Per Common Share:
Weighted Average Common Shares.............   $ 20,807,516    $ 18,881,185    $ 20,406,282     $ 18,487,584
Weighted Average Escrowed Performance
  Shares(1)................................             --      (5,776,700)             --       (5,776,700)
                                               -----------     -----------     -----------      -----------
Adjusted Weighted Average Common Shares....     20,807,516      13,104,485      20,406,282       12,710,884
                                               ===========     ===========     ===========      ===========
Net Loss for Period........................   $   (661,435)   $ (1,101,679)   $ (2,859,277)    $ (3,630,580)
                                               ===========     ===========     ===========      ===========
Primary Loss Per Share.....................   $      (0.03)   $      (0.08)   $      (0.14)    $      (0.29)
                                               ===========     ===========     ===========      ===========
Fully Diluted Earnings Per Common Share:
Adjusted Weighted Average Common Shares....   $ 20,807,516    $ 13,104,485    $ 20,406,282     $ 12,710,884
Weighted Average Escrowed Performance
  Shares(1)................................             --       5,776,700              --        5,776,700
Shares to be issued on Option
  Exercise(2)..............................      1,081,184         752,455       1,081,184          673,659
Shares to be issued on Warrant
  Exercise(2)..............................        265,151         208,880         265,151          217,267
                                               -----------     -----------     -----------      -----------
Fully Diluted Weighted Average Common
  Shares...................................     22,153,851      18,881,185      21,752,617       18,487,584
                                               ===========     ===========     ===========      ===========
Net Loss for Period (from above)...........   $   (661,435)   $ (1,101,679)   $ (2,859,277)    $ (3,630,580)
                                               ===========     ===========     ===========      ===========
Fully Diluted Loss Per Share...............   $      (0.03)   $      (0.06)   $      (0.13)    $      (0.20)
                                               ===========     ===========     ===========      ===========

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(1) Escrowed performance shares were excluded from the determination of primary loss per share until conditions for release were met on December 30, 1996 at which time they were released.

(2) Outstanding options and warrants to purchase common shares have not been included in the calculation of primary loss per share as the effect of including such securities would be antidilutive. For purposes of computing the fully diluted loss per share, the treasury stock method has been used and the shares have been treated as outstanding for the entire period.